EXHIBIT 99.1

The following update relates to certain programs recently introduced by the Company to identify potential risk within its credit portfolio and to help mitigate the economic impact of the Coronavirus pandemic on its customers:

Riverview Financial Corporation (the “Company” or “Riverview”) participated in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), Paycheck Protection Program (“PPP”), a multi-billion dollar specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). The PPP provides 100% SBA guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related and other qualified business operating costs. Through May 18, 2020, Riverview closed 1,234 PPP loans totaling $271.9 million, resulting in pre-tax SBA origination fees approximating $7.5 million. The Company is primarily utilizing the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) to meet the funding needs of PPP loans.

Riverview implemented short-term modification programs that comply with regulatory and accounting guidance to provide temporary payment relief to those borrowers directly impacted by the Coronavirus who were not more than 30 days past due at the time we implemented our modification programs. These programs allow for a deferral of all, or a portion of, monthly payments for a maximum of 180 days on a cumulative and successive basis. The deferred payments, including interest accrued during the deferral period, if applicable, result in the extension of the loan due date by the number of months deferred. As of April 30, 2020, we have granted temporary modifications to consumer and commercial loan customers for 355 loans with outstanding balances totaling $185,188, or 20.9% of total loan balances outstanding. Depending on the circumstances and request from the borrower, modifications were made to defer all payments for loans requiring principal and interest payments, or to defer principal payments only and continue to collect interest payments, or to defer all interest payments for loans requiring interest only payments. Weighted average loan to value ratios are computed for real estate loans for the total portfolio of each loan classification and for loans modified within each loan classification using the most recent appraised values. The total portfolio weighted average loan to value ratio for residential real estate was omitted as it was determined to be immaterial to the overall credit risk profile of the Company. The following table summarizes information concerning loan modifications made as of April 30, 2020, by loan classification:

	Number of Loans	Amount	% of Outstanding	Weighted Average Loan to Value		Aggregate Deferred Payments
				% of Total Loan Classification	% of Loans Modified	Principal	Interest
Commercial	83	$24,522	20.2%			$631	$315
Construction:
Commercial	14	10,013	18.3%	69.6%	70.9%	50	128
Hospitality	3	15,761	88.9%	65.6%	72.1%	55	185

Total	17	25,774	35.5%			105	313

Commercial Real Estate:
Multi Family	13	4,786	8.4%	66.3%	66.4%	74	44
Owner Occupied	69	30,897	24.5%	63.0%	59.1%	623	322
Non-Owner Occupied	29	48,413	21.8%	62.2%	69.5%	1,481	304
Hospitality	7	21,930	56.6%	65.0%	58.6%	241	276
Agricultural	10	6,725	20.5%	49.6%	58.3%	102	124

Total	128	112,751	23.7%			2,521	1,070

Residential Real Estate	116	21,897	10.4%		61.4%	307	320
Consumer	11	244	3.3%			8	6

Total	355	$185,188	20.9%			$3,572	$2,024